Exhibit 99.1 Press Release dated November 17, 2004

FOR IMMEDIATE RELEASE

AESP, INC. REPORTS ITS THIRD QUARTER 2004 RESULTS

Miami, Florida, November 17, 2004- AESP, Inc. (OTCBB: AESP) today announced its results of operations for the three and nine month periods ended September 30, 2004.

Sales for the 2004 third quarter were $6.4 million, compared with sales of $5.5 million for the quarter ended September 30, 2003. For the nine months ended September 30, 2004, sales were $17.4 million, compared with sales of $15.8 million for the nine months ended September 30, 2003. The net loss for the third quarter of 2004 was $1,026,000, compared to a net loss of $466,000 for the third quarter of 2003. The net loss for the nine months ended September 30, 2004 was $1,649,000, compared to a net loss of $1,046,000 for the first nine months of 2003.

As previously announced, the Company has recently completed the sale or liquidation of a substantial portion of its European distribution operations. All of the operations that were recently sold or liquidated were reclassified in the quarter and for the nine months ended September 30, 2004 as discontinued operations. Included in the net loss for the three months ended September 30, 2004 and 2003 were $293,000 and $380,000, respectively, of net losses from these discontinued operations. Included in the net loss for the nine months ended September 30, 2004 and 2003 were $485,000 and $637,000, respectively, of net losses from these discontinued operations. Additionally, the Company recorded net losses on the disposal of its discontinued operations in the amounts of $583,000 and $753,000, respectively, for the three and nine month periods ended September 30, 2004.

For the third quarter of 2004, the Company posted a basic and diluted loss per common share of $(0.17), which included a net loss of $(0.15) per share from discontinued operations. For the third quarter of 2003, the Company recorded a basic and diluted loss per common share of $(0.08), which included a net loss of $(0.06) per share from discontinued operations.

For the nine months ended September 30, 2004, the Company posted a basic and diluted loss per common share of $(0.27), which included a net loss of $(0.21) per share from discontinued operations. For the nine months ended September 30, 2003, the Company posted a basic and diluted loss per common share of $(0.18), which included a net loss of $(0.11) per share from discontinued operations.

Slav Stein, the Company’s President and CEO, stated: “With the sale or shutdown of our unprofitable subsidiaries in Norway, Sweden and Germany, our reorganization in Europe is substantially complete. These operations have represented the bulk of our losses during the past two years. For our remaining businesses in the U.S. (which includes sales to our exclusive distributors in Russia and the Ukraine) and the Czech Republic, our emphasis continues to be on increasing our market share through specific marketing efforts and product line extensions, and on continuing to control and wherever possible reduce our expenses. “

AESP, Inc. designs, manufactures, markets and distributes network connectivity products under the brand name Signamax as well as customized solutions for original equipment manufacturers worldwide. For additional Company information, visit our websites, www.aesp.com and www.Signamax.com.

Safe Harbor Disclosure under the 1995 Securities Litigation Reform Act.
This news release contains forward-looking statements, which involve risks and uncertainties. The Company’s actual future results could differ materially from the results anticipated herein. For information regarding factors that could impact the Company’s future performance, see the Company’s future filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for 2003 and its Quarterly Report on Form 10-Q for the third quarter of 2004.

Signamax is a trademark of AESP, Inc. in the United States and/or other countries.

For further information, please contact:

Slav Stein, President & CEO
Roman Briskin, Executive Vice President
John F. Wilkens, Chief Financial Officer

AESP, Inc.
1810 NE 144th Street
North Miami, Florida 33181
(305) 944-7710

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